Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bank Opens Its First Wilmington Office

Whiteville, NC - July 15, 2004 – Waccamaw Bank, the primary operating subsidiary of Waccamaw Bankshares (NASDAQ: WBNK), announce the opening of its newest office. A sixth office opened in Wilmington, NC at 29 South Kerr Avenue on July 12, 2004. This is the banks first office in New Hanover County and is managed under the supervision of Jonathan Krieps, an established Wilmington banker. The grand opening for the branch will be held on July 23, 2004, with ribbon cutting to be held at 11:00 am. A barbecue luncheon will be served from 11:30 to 1:30 and promotional honors will be announced later.

For more information call (910) 641-0044 or go to www.waccamawbank.com.